EXHIBIT 99.1

News Release

Contact:	Corporate Communications
Houston:	713.324.5080
Email:	corpcomm@coair.com
News archive:	continental.com/company/news/	Address:	P.O. Box 4607, Houston, TX 77210-4607

CONTINENTAL AIRLINES ANNOUNCES
2008 FULL YEAR AND FOURTH QUARTER LOSS

Record fuel prices hurt results for full year; weak economic environment impacts fourth quarter

HOUSTON, Jan. 29, 2009 – Continental Airlines (NYSE: CAL) today reported a 2008 net loss of $585 million ($5.54 diluted loss per share).  Excluding $234 million of previously announced special items, Continental recorded a net loss of $351 million ($3.32 diluted loss per share) for the year.

Weakening economic conditions and highly volatile fuel prices presented financial challenges for the airline in the fourth quarter 2008.  Continental recorded a fourth quarter net loss of $266 million ($2.33 diluted loss per share).  Excluding $170 million of previously announced special items, Continental recorded a fourth quarter net loss of $96 million ($0.84 diluted loss per share).

For the full year 2008, jet fuel prices exhibited significant volatility, reaching record high levels and dramatically increasing costs over 2007.  Consolidated fuel cost totaled $5.9 billion in 2008, a $1.9 billion increase over 2007, with mainline fuel cost totaling $4.9 billion, a $1.6 billion increase over 2007.  During the year, the price of a barrel of crude oil peaked at $147.27 on July 11, then fell to a low of $32.40 on December 19, the first time in almost five years that the price fell below $35.00.  For 2008, mainline fuel cost was $3.27 per gallon, including a $0.10 per gallon net cost of effective fuel hedges.

 “I want to thank my co-workers for working together to meet tough operational and financial challenges during the year,” said Larry Kellner, Continental’s chairman and chief executive officer.   “While there are continuing hard times ahead, thanks to our team, we are well-positioned to maintain our place as an industry leader.”

Fourth Quarter Revenue and Capacity

  Total revenue for the fourth quarter was $3.5 billion, a decrease of 1.5 percent compared to the same period in 2007.

Consolidated revenue passenger miles (RPMs) for the fourth quarter decreased 8.1 percent year-over-year on a capacity decrease of 7.4 percent, resulting in a fourth quarter consolidated load factor of 78.7 percent, 0.7 points lower than the fourth quarter 2007.

Consolidated yield for the fourth quarter increased 5.7 percent year-over-year. Consolidated revenue per available seat mile (RASM) for the fourth quarter increased 4.8 percent year-over-year due to increased yields.

 Mainline RPMs in the fourth quarter of 2008 decreased 8.5 percent compared to the fourth quarter 2007, on a capacity decrease of 8.0 percent year-over-year.  Mainline load factor was 79.3 percent, down 0.4 points year-over-year.

Continental’s mainline yield increased 6.4 percent in the fourth quarter over the same period in 2007.  As a result, fourth quarter 2008 mainline RASM was up 5.9 percent over the fourth quarter of 2007.

Passenger revenue for the fourth quarter of 2008 and period-to-period comparisons of related statistics by geographic region for the company’s mainline operations and regional operations are as follows:

	Passenger Revenue (in millions)	Percentage Increase (Decrease) in Fourth Quarter 2008 vs. Fourth Quarter 2007
		Passenger Revenue	RASM	ASMs

Domestic	$1,293	(6.9)%	5.5%	(11.8)%
Trans-Atlantic	655	1.5%	2.8%	(1.3)%
Latin America	388	6.4%	10.3%	(3.5)%
Pacific	236	(2.4)%	9.6%	(11.0)%
Total Mainline	$2,572	(2.6)%	5.9%	(8.0)%

Regional	$ 531	(3.8)%	(2.0)%	(1.9)%

Consolidated	$3,103	(2.8)%	4.8%	(7.4)%

Fourth Quarter Operations

Continental’s employees earned a total of $5 million in cash incentives for on-time performance in two of the three months during the quarter.  The company recorded a U.S. Department of Transportation (DOT) on-time arrival rate of 75.1 percent and a systemwide mainline segment completion factor of 99.3 percent during the quarter.

Continental’s operational performance during the fourth quarter started off positively but deteriorated in December due to severe winter weather at all three hub airports, including a rare snow and ice storm at Houston’s Bush Intercontinental Airport.

On Dec. 10, 2008, freezing rain and snow accumulated at Bush Intercontinental in the earliest snowfall in Houston in more than 60 years.  The duration and amount of frozen precipitation far exceeded the forecast upon which Continental planned its operations for the evening.  As a result, the weather caused extensive mainline and regional flight cancellations and delays, including numerous lengthy delays on the tarmac in Houston.  Continental has revised operational procedures and implemented numerous measures to prevent this poor performance from recurring, including improving its de-icing capabilities, at its Houston hub.

On Dec. 20, 2008, Continental flight 1404, a Boeing 737-500 aircraft, went off the runway at Denver International Airport.  All 110 customers and five crew members safely evacuated from the plane with no life-threatening injuries.  Continental’s top priority is to continue to work closely with passengers and crew members who need assistance.  In addition, the company is cooperating with the National Transportation Safety Board in its effort to determine the probable cause of the accident.

“We are grateful for the quick actions of our crew on Flight 1404, who evacuated all our passengers safely, and for the fact that none of our passengers or crew sustained life-threatening injuries,” said Jeff Smisek, president and chief operating officer.

Product Improvements

Continental completed the installation of Audio/Video on Demand (AVOD) inflight entertainment systems in economy sections of its fleet of Boeing 757-200 aircraft.  The system has been available in the BusinessFirst cabins of these aircraft since early 2007.  The aircraft are used primarily on trans-Atlantic flights to and from Continental’s New York hub at Newark Liberty International Airport.

Working with the Transportation Security Administration (TSA), Continental continued to roll out its paperless boarding pass program, extending it to New York LaGuardia and Cleveland Hopkins airports. The technology heightens the ability to detect fraudulent boarding passes, while improving customer service and reducing paper use. Continental customers may also use this technology at six additional airports:  Houston Intercontinental and Newark Liberty, Ronald Reagan Washington National Airport, Logan International Airport in Boston, Austin-Bergstrom International Airport and San Antonio International Airport.

During the quarter, the company began waiving first checked-bag fees for primary cardholders of Continental Airlines Chase credit and debit cards.  In addition, Continental began waiving second checked-bag fees for primary cardholders of Continental Airlines Presidential Plus cards.

Continental announced that it will launch seasonal daily nonstop service between its Cleveland hub and London’s Heathrow Airport in May, replacing the current seasonal service between Cleveland and London/Gatwick Airport, and will begin daily nonstop service between its Houston hub and Frankfurt in November, subject to government approval.  In addition, the company filed an application with the DOT to operate daily year-round service between Houston and Rio de Janeiro, beginning in June.  Continental will inaugurate daily nonstop service between New York and Shanghai in March 2009.

Continental outranked all other U.S. carriers to be chosen as the Best Airline for North American Travel in Business Traveler magazine’s 2008 Best in Business Travel Survey and placed highest among U.S. airlines for Best Flight Attendants in North America. In addition, the company was named the Best Large Domestic Airline for Premium Class and Best Value for the Money (International) among all airlines in Zagat’s 2008 Airline Survey.  Of the U.S. network airlines, Continental led in most categories, including Best Frequent Flier Programs and Best Airline Websites.

Fourth Quarter Costs

Continental’s mainline cost per available seat mile (CASM) increased 10.7 percent (8.5 percent excluding special charges).  Fuel prices for the fourth quarter were up 16.6 percent compared to the prior year.  CASM holding fuel rate constant and excluding special charges was up 3.0 percent in the fourth quarter compared to the same period in 2007.

“Given the tremendous challenges of 2008, the Continental team did an impressive job operating efficiently and keeping controllable costs down in a period of reduced capacity,” said Zane Rowe, executive vice president and chief financial officer.

Fleet Changes Improve Efficiency

Continental’s young, fuel-efficient fleet continued to provide a natural hedge against the cost of jet fuel.  The carrier is about 36 percent more fuel efficient per mainline revenue passenger mile than it was in 1997, when the company began its major re-fleeting.

The company continued to improve fuel efficiency during the quarter by adding modern, fuel-efficient aircraft to its fleet and installing winglets on additional aircraft.  During the quarter, Continental took delivery of two new Boeing 737-900ER and two new Boeing 737-800 aircraft.

Continental installed winglets on 14 of the company’s 737-500 aircraft during the quarter, and now has winglets on over 270 of its mainline aircraft.  All of the company’s 737-700s, 800s, 900s and 757-200s have winglets, as do select aircraft from Continental’s 737-300 and -500 series fleets.  Winglets increase aerodynamic efficiency and decrease drag, reducing fuel consumption and emissions by up to five percent.

During the quarter, 12 Boeing 737 classic aircraft exited Continental’s fleet.  Two owned 737-500 aircraft were sold to a Russian leasing company and two owned 737-300 aircraft were retired.  In addition, the company terminated the leases of three 737-500 aircraft, which were sold by the lessor to a Russian airline, and returned five leased 737-300 aircraft to lessors upon lease expiration.

New Aircraft Deliveries

As a result of rescheduling due to the recent Boeing strike and other adjustments, Continental is now scheduled to take delivery of 13 Boeing 737-900ER aircraft in 2009 (one of which was delivered earlier this month), and 11 Boeing 737 and two Boeing 777 aircraft in 2010.

Continental has also agreed to terms under which it would lease four additional 757-300 aircraft from Boeing Capital Corporation.  Continental expects to place these aircraft in service in the first half of 2010, following completion of all modifications required to conform the aircraft to Continental’s other 757-300 aircraft.

Cash and Financing

Continental ended the fourth quarter with $2.64 billion in unrestricted cash and short-term investments.  In the fourth quarter, the company completed a public offering of 13 million shares of Class B common stock at an average price to the public of $15.84 per share, raising $200 million ($196 million net).  Proceeds from the offering were used for general corporate purposes.

2008 in Review

Continental took a number of steps to strengthen its cash balance and future competitive position, and continued to distinguish itself from competitors through superior customer service and excellent employee relations.  Continental:

•
Increased total revenue by $1.0 billion to $15.2 billion for the year, up 7.1 percent over the same period in 2007.  Continental reported record full year passenger revenue with increases in all mainline geographic regions as well as regional operations.

•
Raised approximately $1.2 billion through an amended Bankcard Agreement (including the advance sale of mileage credits), the issuance of common stock, the sale of Continental’s remaining equity interest in Copa, a new pre-delivery payment facility and other new secured borrowings.

•	Announced plans to leave SkyTeam and join Star Alliance and begin broad code-sharing and other commercial cooperation with United in the fourth quarter of 2009.
•
Filed an application with the DOT to join United, Lufthansa, Air Canada and certain other Star Alliance members in an antitrust immunized alliance.  Approval by the DOT will enable Continental, United and the other immunized Star Alliance carriers to work closely together to deliver highly competitive international flight schedules, fares and service.

•
Unveiled new 180-degree lie-flat seats for the BusinessFirst cabin. Customers will begin seeing lie-flats seats on Continental’s Boeing 777 and 757-200 aircraft that serve long-haul international routes in the fall of 2009, on its 767-400 aircraft (which will also receive  AVOD entertainment systems) beginning in 2010, and on its Boeing 787 fleet as the aircraft are delivered to Continental.

•	Entered into a new seven-year capacity purchase agreement with ExpressJet Airlines, Inc. to provide regional jet service at lower rates, resulting in approximately $50 million of annual savings.
•	Inaugurated service from its New York and Houston hubs to London’s Heathrow airport.
•	Reduced costs within its control. Although CASM increased 14.9 percent in 2008 compared to 2007, CASM holding fuel rate constant and excluding special charges decreased 1.5 percent.

•
Reduced capacity from its hubs at the conclusion of the peak summer season, resulting in a 4.9 percent decline of domestic mainline capacity and 0.2 percent decline in consolidated capacity in 2008 compared to 2007.

•	Took delivery of 17 Boeing 737-900ER and 12 Boeing 737-800 aircraft.

•
Delivered solid operational performance, despite operating a large number of flights in the New York airspace, which is the most delayed and congested airspace in the nation.  The company recorded a DOT on-time arrival rate of 74.0 percent and a systemwide mainline segment completion factor of 98.9 percent for the year, operating 78 days without a single mainline flight cancellation.

•
Continued global operations during Hurricane Ike by activating its off-site Business Continuity facility, transferring operations of the airline away from its downtown Houston headquarters.  Continental was forced to suspend operations at Houston for two-and-a-half days in September due to the hurricane.

•
Distributed $158 million of 2007 profit sharing to its employees on Feb. 14, 2008.  In addition, employees earned $20 million ($455 per employee) in cash incentive payments in 2008 for monthly on-time performance during the year.

•
Contributed $102 million to its defined benefit pension plans in 2008.  In addition, the company contributed $50 million to its defined benefit pension plans earlier this month.  Since the beginning of 2002, Continental has contributed more than $1.6 billion to its defined benefit pension plans.

•
Provided scholarships to 179 employees and dependents through the Continental Scholarship Fund.  Since 2002, the scholarship fund has assisted 1,025 employees or their dependents.  Scholarship funds are donated by employees through payroll deduction and raised by the Continental Management Association.

•	Donated nearly $1 million to assist 766 employees with necessities during unexpected emergencies, including Hurricane Ike relief through Continental’s WE CARE Employee Fund.

•
Rated as the top airline on FORTUNE magazine’s annual airline industry list of World’s Most Admired Companies for the fifth consecutive year. The airline also ranked No. 41 on FORTUNE’s World’s Most Admired Companies “Top 50” list, which ranks companies in a wide variety of industries. Continental was the only U.S. passenger carrier on the “Top 50” list.

•	Was named the “Best Airline in North America” at the 2008 OAG Airline of the Year Awards for the fifth straight year.

Corporate Background

Continental Airlines is the world’s fifth largest airline.  Continental, together with Continental Express and Continental Connection, has more than 2,800 daily departures throughout the Americas, Europe and Asia, serving 135 domestic and 132 international destinations. More than 650 additional points are served via alliance partners.  With more than 42,000 employees, Continental has hubs serving New York, Houston, Cleveland and Guam, and together with Continental Express, carries approximately 67 million passengers per year. Continental consistently earns awards and critical acclaim for both its operation and its corporate culture.  For more company information, visit continental.com.

Continental Airlines will conduct a regular quarterly telephone briefing today to discuss these results and the company's financial and operating outlook with the financial community and news media at 9:30 a.m. CT/10:30 a.m. ET. To listen to a live broadcast of this briefing, go to continental.com/About Continental /Investor Relations.

This press release contains forward-looking statements that are not limited to historical facts, but reflect the company’s current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in the company’s 2007 Form 10-K and its other securities filings, including any amendments thereto, which identify important matters such as the consequences of the company’s high leverage, the significant volatility in the cost of aircraft fuel, its transition to a new global alliance, delays in scheduled aircraft deliveries, its high labor and pension costs, service interruptions at one of its hub airports, disruptions to the operations of its regional operators, disruptions in its computer systems, and industry conditions, including the airline pricing environment, industry capacity decisions, industry consolidation, terrorist attacks, regulatory matters, excessive taxation, the availability and cost of insurance, public health threats, an economic downturn in the U.S. and global economies and the seasonal nature of the airline business. The company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release, except as required by applicable law.

-tables attached-

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES
	Three Months Ended December 31,		% Increase (Decrease)	Year Ended December 31,		% Increase (Decrease)
	2008	2007		2008	2007

Operating Revenue:
Passenger (excluding fees and taxes of $345, $363, $1,531 and $1,499)	$3,103	$3,193	(2.8)%	$13,737	$12,995	5.7%
Cargo	114	125	(8.8)%	497	453	9.7%
Other, net	254	205	23.9%	1,007	784	28.4%
	3,471	3,523	(1.5)%	15,241	14,232	7.1%

Operating Expenses:
Aircraft fuel and related taxes	993	955	4.0%	4,905	3,354	46.2%
Wages, salaries and related costs	760	723	5.1%	2,957	3,127	(5.4)%
Regional capacity purchase, net	425	474	(10.3)%	2,073	1,793	15.6%
Aircraft rentals	240	249	(3.6)%	976	994	(1.8)%
Landing fees and other rentals	210	198	6.1%	853	790	8.0%
Distribution costs	159	173	(8.1)%	717	682	5.1%
Maintenance, materials and repairs	135	142	(4.9)%	612	621	(1.4)%
Depreciation and amortization	111	107	3.7%	438	413	6.1%
Passenger services	91	95	(4.2)%	406	389	4.4%
Special charges (credits) (A)	40	(17)	NM	181	13	NM
Other	332	344	(3.5)%	1,437	1,369	5.0%
	3,496	3,443	1.5%	15,555	13,545	14.8%

Operating Income (Loss)	(25)	80	NM	(314)	687	NM

Nonoperating Income (Expense):
Interest expense	(94)	(94)	-	(365)	(383)	(4.7)%
Interest capitalized	8	9	(11.1)%	33	27	22.2%
Interest income	8	39	(79.5)%	65	160	(59.4)%
Gain on sale of investments	-	30	(100.0)%	78	37	NM
Other, net (B)	(161)	7	NM	(181)	38	NM
	(239)	(9)	NM	(370)	(121)	NM

Income (Loss) before Income Taxes	(264)	71	NM	(684)	566	NM
Income Tax Benefit (Expense) (C)	(2)	(103)	(98.1)%	99	(107)	NM

Net Income (Loss)	$ (266)	$ (32)	NM	$ (585)	$ 459	NM

Earnings (Loss) per Share:
Basic	$ (2.33)	$ (0.33)	NM	$ (5.54)	$ 4.73	NM
Diluted	$ (2.33)	$ (0.33)	NM	$ (5.54)	$ 4.18	NM

Shares used for Computation:
Basic	114	98	16.3%	106	97	9.3%
Diluted	114	98	16.3%	106	114	(7.0)%

STATEMENTS OF OPERATIONS
(In millions, except per share data) (Unaudited)

(A)	Operating Expenses: Special Charges (Credits). Includes the following (in millions):

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007

Pension plan settlement charges	$ 44	$ 7	$ 52	$ 31
Aircraft related charges net of (gains) losses on sales	(5)	(28)	40	(22)
Severance	1	-	34	-
Route impairment and other	-	4	55	4
Special charges (credits)	$ 40	$(17)	$ 181	$ 13

(B)	Nonoperating Income (Expense): Other, net. Other nonoperating income (loss) includes the following special items:

Loss on fuel contracts with Lehman Brothers.  Lehman Brothers, the counterparty to several of the company’s fuel derivative contracts, declared bankruptcy on Sept. 15, 2008.  The derivative contracts with Lehman Brothers largely consisted of crude oil collars (comprised of option contracts with both call and put options) that extended through March 2009.  The company determined that its fuel derivative contracts with Lehman Brothers were no longer considered highly-effective hedges and recorded subsequent changes in the fair value of the contracts since that determination date (of Sept. 15, 2008) as part of nonoperating income (expense).  The total amount of the loss recorded during the fourth quarter as a result of changes to the fair value of the contracts was $125 million.  In January of 2009, Continental terminated all the derivative contracts with Lehman Brothers.

Write-down in value of auction rate securities, net.  Continental recorded a loss of $60 million during 2008 ($31 million during the fourth quarter) to reflect an other-than-temporary decline in the value of company-held student loan related auction rate securities.  Separately, during the fourth quarter, one institution granted Continental a put right permitting the company to sell its auction rate securities with a par value of $125 million in 2010 at their full par value.  The company recorded a gain of $26 million during the fourth quarter for this put right.  The write-down, net of the gain on the put right, was $5 million during the fourth quarter and $34 million for the full year 2008.

(C)
Income Taxes.  During the year ended December 31, 2008, the company recorded a non-cash income tax credit of $28 million resulting from higher utilization of net operating loss (NOL) carryforwards than had previously been anticipated.

In 2007, we recorded a special non-cash tax charge of $104 million to increase the valuation allowance to be fully reserved for certain NOLs, expiring in 2008 through 2011.

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

STATISTICS

	Three Months Ended December 31,		% Increase (Decrease)	Year Ended December 31,		% Increase (Decrease)
	2008	2007		2008	2007

Mainline Operations:
Passengers (thousands)	10,968	12,311	(10.9)%	48,682	50,960	(4.5)%
Revenue passenger miles (millions)	18,548	20,271	(8.5)%	82,806	84,309	(1.8)%
Available seat miles (millions)	23,402	25,447	(8.0)%	102,527	103,139	(0.6)%
Cargo ton miles (millions)	236	280	(15.7)%	1,005	1,037	(3.1)%

Passenger load factor:
Mainline	79.3%	79.7%	(0.4) pts.	80.8%	81.7%	(0.9) pts.
Domestic	82.6%	82.3%	0.3 pts.	83.3%	83.9%	(0.6) pts.
International	75.8%	76.7%	(0.9) pts.	78.2%	79.4%	(1.2) pts.

Passenger revenue per available seat mile (cents)	10.99	10.38	5.9%	11.10	10.47	6.0%
Total revenue per available seat mile (cents)	12.51	11.64	7.5%	12.51	11.65	7.4%
Average yield per revenue passenger mile (cents)	13.87	13.03	6.4%	13.75	12.80	7.4%
Average fare per revenue passenger	$236.87	$216.62	9.3%	$232.26	$214.06	10.4%

Cost per available seat mile (CASM) (cents) (A)	12.27	11.08	10.7%	12.44	10.83	14.9%
Special charges (credits) per available seat mile (cents)	0.17	(0.07)	NM	0.15	0.01	NM
CASM, holding fuel rate constant (cents) (A)	11.66	11.08	5.2%	10.81	10.83	(0.2)%

Average price per gallon of fuel, including fuel taxes (cents)	292.54	250.89	16.6%	327.45	217.53	50.5%
Fuel gallons consumed (millions)	339	381	(11.0)%	1,498	1,542	(2.9)%

Actual aircraft in fleet at end of period (B)	350	365	(4.1)%	350	365	(4.1)%
Average length of aircraft flight (miles)	1,489	1,444	3.1%	1,494	1,450	3.0%
Average daily utilization of each aircraft (hours)	10:14	11:20	(9.2)%	11:06	11:34	(4.0)%

Regional Operations:
Passengers (thousands)	4,215	4,421	(4.7)%	18,010	17,970	0.2%
Revenue passenger miles (millions)	2,277	2,399	(5.1)%	9,880	9,856	0.2%
Available seat miles (millions)	3,046	3,104	(1.9)%	12,984	12,599	3.1%
Passenger load factor	74.7%	77.3%	(2.6) pts.	76.1%	78.2%	(2.1) pts.
Passenger revenue per available seat mile (cents)	17.44	17.79	(2.0)%	18.14	17.47	3.8%
Average yield per revenue passenger mile (cents)	23.33	23.02	1.3%	23.83	22.33	6.7%
Actual aircraft in fleet at end of period (C)	282	263	7.2%	282	263	7.2%

Consolidated Operations (Mainline and Regional):
Passengers (thousands)	15,183	16,732	(9.3)%	66,692	68,930	(3.2)%
Revenue passenger miles (millions)	20,825	22,670	(8.1)%	92,686	94,165	(1.6)%
Available seat miles (millions)	26,448	28,551	(7.4)%	115,511	115,738	(0.2)%
Passenger load factor	78.7%	79.4%	(0.7) pts.	80.2%	81.4%	(1.2) pts.
Passenger revenue per available seat mile (cents)	11.73	11.19	4.8%	11.89	11.23	5.9%
Average yield per revenue passenger mile (cents)	14.90	14.09	5.7%	14.82	13.80	7.4%

(A)	Includes impact of special charges (credits).
(B)	Excludes 12 737-300 and seven 737-500 grounded aircraft at December 31, 2008.
(C)
Consists of flights operated under capacity purchase agreements with Continental's regional carriers ExpressJet, Colgan, Chautauqua and CommutAir.  Excludes 30 EMB-135 temporarily grounded aircraft at December 31, 2008.

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURES

Net Income (Loss) (in millions)	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007

Net income (loss)	$(266)	$(32)	$(585)	$459

Special items, net of income taxes:
Special charges (credits) (net of tax of $0, $0, $18 and $0)	40	(17)	163	13
Gain on sale of investments (net of tax of $0, $0, $(29) and $0)	-	(30)	(49)	(37)
Other, net (net of tax of $0, $0, $11 and $0)	130	-	148	-
Income taxes	-	104	(28)	104

Net income (loss), excluding special items (A)	$ (96)	$ 25	$(351)	$539

Earnings (Loss) per Share	Three Months Ended December 31, 2008	Year Ended December 31, 2008

Diluted earnings (loss) per share	$(2.33)	$(5.54)

Special items:
Special charges (credits)	0.35	1.53
Gain on sale of investments	-	(0.46)
Other, net	1.14	1.41
Income taxes	-	(0.26)

Diluted earnings per share, excluding special items (A)	$(0.84)	$(3.32)

CASM Mainline Operations (cents)	Three Months Ended December 31,		% Increase/ (Decrease)	Year Ended December 31,		% Increase/ (Decrease)
	2008	2007		2008	2007

Cost per available seat mile (CASM)	12.27	11.08	10.7%	12.44	10.83	14.9%

Less: Special (charges) credits	(0.17)	0.07	NM	(0.15)	(0.01)	NM

CASM, excluding special charges (credits) (A)	12.10	11.15	8.5%	12.29	10.82	13.6%

Less: Current year fuel cost per available seat mile (B)	(4.24)	-	NM	(4.79)	-	NM
Add: Current year fuel cost at prior year fuel price per available seat mile (B)	3.63	-	NM	3.16	-	NM

CASM, holding fuel rate constant and excluding special charges (credits) (A)	11.49	11.15	3.0%	10.66	10.82	(1.5)%

(A)	These financial measures provide management and investors the ability to measure and monitor Continental's performance on a consistent basis.
(B)	Both the cost and availability of fuel are subject to many economic and political factors and are therefore beyond the company's control.
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